Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated May 1, 2012

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated May 1, 2012

J.P. Morgan ETF Efficiente 5 Index (the "Index") Performance -- Bloomberg
EEJPUS5E Index
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May 1, 2012

                                                                      J.P.Morgan

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JPMorgan ETF Efficiente 5 Performance Details

J.P. Morgan ETF Efficiente 5 Index (the "Index") Performance -- Bloomberg EEJPUS5E Index
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2012           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec
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EEJPUS5E Index 0.72%  0.28%  -0.85% 1.28%
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2011           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index -0.15% 1.76%  0.51%  1.38%  -0.95% -1.26% 3.89%  3.07%  0.45%  1.44%  0.41%  0.65%  11.63%
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2010           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index -0.12% 0.19%  1.84%  2.08%  -2.24% 0.74%  0.87%  2.92%  1.08%  0.54%  -1.94% 0.56%  6.59%
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2009           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index -3.29% -0.97% 0.89%  -0.35% 2.05%  -0.02% 1.93%  0.46%  2.25%  0.11%  2.70%  -1.58% 4.06%
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2008           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index 1.54%  2.23%  -1.20% 0.25%  0.15%  0.54%  -1.34% -0.93% -2.07% -6.08% 3.31%  5.30%  1.26%
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2007           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index 1.20%  -1.12% -0.52% 1.34%  0.28%  -1.57% -0.71% 0.30%  2.85%  2.91%  -0.21% -0.20% 4.52%
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2006           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index 3.33%  -0.43% 0.87%  1.30%  -2.25% -0.31% 0.58%  0.89%  -0.19% 1.37%  1.67%  -0.73% 6.16%
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2005           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index -1.73% 2.45%  -2.79% -0.52% 1.11%  0.92%  1.05%  1.05%  -0.08% -3.08% 1.22%  1.99%  1.43%
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2004           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index 0.71%  1.61%  1.54%  -6.40% 0.01%  0.05%  -0.26% 1.87%  1.90%  2.12%  0.25%  1.27%  4.45%
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2003           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index 1.79%  2.60%  -1.98% 3.24%  4.04%  -0.15% -0.60% 2.02%  1.34%  3.41%  1.48%  4.18%  23.34%
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2002           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index 0.41%  0.64%  0.41%  -0.26% -0.80% -1.57% 0.16%  3.16%  2.49%  -2.62% -0.20% 3.36%  5.11%
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2001           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index 1.08%  -0.45% 0.12%  -1.07% 0.95%  -0.28% -1.44% 0.52%  -0.92% 1.39%  -2.32% -1.08% -3.52%
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2000           Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec    Full Year
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EEJPUS5E Index -1.01% 2.48%  -0.98% -2.87% -0.90% 2.46%  0.82%  0.56%  -0.94% -2.09% 0.73%  0.84%  -1.04%
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Please see key risks on the next page for additional information. Source: J.P.
Morgan. Past performance is not a guide to future performance. "EEJPUS5E Index"
refers to the performance of J.P. Morgan ETF Efficiente 5 Index (Bloomberg:
EEJPUS5E Index). The levels of the Index incorporate an adjustment factor of
0.50% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from
January 5, 2000 through October 22, 2010, and the actual historical performance of the Index based on daily closing levels from October 29, 2010 through April
30, 2012. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above.
Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

                                       1                              J.P.Morgan

JPMorgan ETF Efficiente 5 Performance Details

Key Risks
[]   There are risks associated with a momentum -based investment strategy - The
     Index is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

[]   Correlation of performance among the Index constituents may reduce the performance of the Index.

[]   Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level--the policies and judgements for which JPMSL is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in securities linked to the Index.

[]   The Index may not be successful, may not outperform any alternative strategy related to the Index constituents, or may not achieve its target volatility of 5%.

[]   The investment strategy involves quarterly rebalancing and maximum weighting caps applied to the Index constituents by asset type and geographical region.

[]   Changes in the value of the Index constituents may offset each other.

[]   An investment linked to the Index is subject to risks associated with
     non-U.S securities markets, such as emerging markets and currency exchange risk.

[]   The Index was established on October 29, 2010 and has a limited operating history.

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"SEC") for any offerings to which these materials relate. Before you invest in
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SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
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product supplement, underlying supplement and termsheet or pricing supplement, if you so request by calling toll-free (800) 576 3529.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-177923

                                                                      J.P.Morgan

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